Exhibit (i)

                           DYKEMA GOSSETT PLLC
                          400 Renaissance Center
                          Detroit, Michigan 48243


October 29, 2004

Board of Trustees
Ambassador Funds
211 West Fort Street, Suite 720
Detroit, MI 48226

Gentlemen:

     As counsel for Ambassador Funds, a Delaware business trust (the "Trust"), we have examined the proceedings taken and being taken for the registration by the Trust under the Securities Act of 1933, as amended, of an indefinite number of shares (the "Shares") of beneficial interest, no par value. The Shares have been so requested and the Trust is on this date filing a Post-Effective Amendment to its Registration Statement on Form N-1A (Reg. No. 333-36796)(the "Registration Statement"). We have examined all instruments, documents and records which, in our opinion, were necessary for the purpose of rendering this opinion. Based upon our examination, we are of the opinion that the Shares will be, if and when issued by the Trust in the manner and upon the terms set forth in the Registration Statement, validly authorized and issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Trust's Registration Statement on Form N-1A, as it may be amended.

Sincerely,

DYKEMA GOSSETT PLLC

/S/ DYKEMA GOSSETT PLLC


PRR/mmh